Exhibit 2






                        AGREEMENT AND PLAN OF MERGER


                           DATED MARCH 10, 1995


                                   AMONG


                             AMP INCORPORATED


                              AMP MERGER CORP.


                                    AND


                                M/A-COM, INC.

































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TABLE OF CONTENTS

                                                                  Page
ARTICLE I       THE MERGER                                           1
1.1             The Merger                                           1
1.2             Consummation of the Merger                           2
1.3             Effects of the Merger                                2
1.4             Articles of Organization; Bylaws                     2
1.5             Directors and Officers                               2
1.6             Time and Place of Closing                            2

ARTICLE II      CONVERSION AND EXCHANGE OF SHARES                    2
2.1             Conversion of Shares                                 2
2.2             Exchange Procedures                                  4
2.3             Dividends and Distributions                          6
2.4             No Fractional Securities                             6
2.5             Adjustment of Exchange Rate                          6
2.6             Transfers Following the Effective Time               6

ARTICLE III     REPRESENTATIONS AND WARRANTIES                       7
3.1             General Statement                                    7
3.2             Representations and Warranties of Parent
                and Merger Sub                                       7
3.3             Representations and Warranties of the Company       12

ARTICLE IV      CONDUCT OF BUSINESS PENDING THE MERGER              18
4.1             Obligations of Each of the Parties                  18
4.2             The Company's Obligations                           18
4.3             Parent's Obligations                                21

ARTICLE V       ADDITIONAL AGREEMENTS                               22
5.1             Registration Statement; Proxy Statement;
                Auditor's Letters; Other Regulatory Matters         22
5.2             Alternative Proposals                               23
5.3             Indemnification and Insurance                       24
5.4             Certain Benefits                                    26
5.5             Pooling; Reorganization                             28
5.6             Rights Agreement                                    28

ARTICLE VI      CONDITIONS TO CLOSING; CLOSING DELIVERIES           28
6.1             Conditions to Each Party's Obligations              28
6.2             Conditions to the Company's Obligations             29
6.3             Conditions to the Parent's Obligations              30
6.4             Closing Deliveries                                  31

ARTICLE VII     TERMINATION/EFFECT OF TERMINATION                   32
7.1             Right to Terminate                                  32
7.2             Certain Effects of Termination                      33

ARTICLE VIII    MISCELLANEOUS                                       34
8.1             Non Survival of Representations, Warranties
                and Agreements                                      34
8.2             Amendment                                           34
8.3             Publicity                                           34
8.4             Notices                                             34
8.5             Expenses; Transfer Taxes; Certain Payments          35


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8.6             Entire Agreement; Representations and
                Warranties                                          36
8.7             Extension; Waiver                                   36
8.8             Counterparts                                        36
8.9             Severability                                        36
8.10            Applicable Law                                      36
8.11            Binding Effect; Benefit                             37
8.12            Assignability                                       37
8.13            Governmental Reporting                              37
8.14            Consent to Jurisdiction                             37
8.15            Definitions                                         37
8.16            Headings                                            38
8.17            Interpretation                                      38

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into on March 10, 1995 among AMP INCORPORATED, a Pennsylvania corporation ("Parent"), AMP MERGER CORP., a Massachusetts corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and M/A-COM, INC., a Massachusetts corporation (the "Company").


R E C I T A L S

     A. The Company and its subsidiaries are a supplier to the wireless telecommunications, surveillance and the defense-related industries of radio frequency, microwave and millimeter wave semiconductors, components and subsystems, utilizing advanced circuit and semiconductor technologies, for systems applications in wireless communications, sensor systems, radar, navigation, missile guidance, electronic warfare and surveillance in air, ground, sea and space environments.

     B. The respective boards of directors of Parent, Merger Sub and the Company, and Parent as the sole stockholder of Merger Sub, have approved the merger of Merger Sub with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement and in accordance with the Massachusetts Business Corporation Law (the "MBCL").

     C. Merger Sub and the Company intend that the Merger will be treated as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code and that the Merger will be treated as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16.

     D. It is the understanding of all the parties hereto that Parent seeks, as a result of the Merger, to acquire the Company, its subsidiaries and all of their respective assets and liabilities, subject to the terms and conditions of this Agreement.


A G R E E M E N T S

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


ARTICLE I

THE MERGER

     1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as herein defined), in accordance with this Agreement and the MBCL, Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation".

     1.2 Consummation of the Merger. In order to effectuate the Merger, on the Closing Date (as herein defined), the parties hereto shall cause articles of merger (the "Articles of Merger") to be filed with the Secretary of State of the Commonwealth of Massachusetts, in such form as required by, and executed in accordance with, Section 78 of the MBCL. The Merger shall be effective as of the time of filing of the Articles of Merger (the "Effective Time").

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided for in this Agreement and as set forth in
Section 80 of the MBCL.

     1.4 Articles of Organization; Bylaws. Without limiting the obligations of Parent or the Surviving Corporation under Section 5.3 hereof, at and after the Effective Time, the Articles of Organization and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization and By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the MBCL.

     1.5 Directors and Officers. At and after the Effective Time, the directors and officers of Merger Sub holding office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Organization and By-Laws of the Surviving Corporation.

     1.6 Time and Place of Closing. Subject to the provisions of Articles VI and VII hereof, the transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., prevailing business time, at the offices of Skadden, Arps, Slate, Meagher & Flom, One Beacon Street, Boston, Massachusetts 02108, on the day which is two (2) business days after the first date on which each of the conditions to Closing set forth in Section
6.1 hereof shall have been satisfied or waived, or on such other date, or at such other place, as shall be agreed upon by the parties hereto. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date".


ARTICLE II

CONVERSION AND EXCHANGE OF SHARES

     2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, of the Company (the "Company Common") or the holder of any shares of common stock, par value $1.00 per share, of Merger Sub ("Merger Sub Common"):

     (a) each share of Merger Sub Common issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of Company Common;




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     (b)  all shares of Company Common that are owned by the Company as treasury stock and any shares of Company Common owned by Parent, Merger Sub or any other subsidiary of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor;

     (c) subject to the provisions of Sections 2.4 and 2.5 hereof, each share of Company Common issued and outstanding immediately prior to the Effective Time (including, without limitation, shares of restricted stock issued to employees and former employees of the Company and the Company Subsidiaries, as defined herein) shall be converted into the right to receive (together with any dividends and other distributions payable as provided in Section 2.3 hereof) twenty-eight one hundredths (0.28) of one (1) share (the "Exchange Rate") of fully paid and nonassessable shares of common stock, no par value per share, of Parent ("Parent Common"), together with any Parent Rights (as defined herein) attached thereto (together with the Parent Common, the "Merger Consideration"). All such shares of Company Common, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common and any cash in lieu of fractional shares as provided in Section 2.4 hereof, together with any dividends and other distributions payable as provided in
Section 2.3 hereof, all to be issued or paid in consideration for such certificate upon the surrender thereof in accordance with Section 2.2. "Parent Rights" means (i) the rights attached to each share of Parent Common pursuant to the Shareholder Rights Plan adopted by Parent's Board of Directors on October 25, 1989, and the Amendment Rights Agreement dated September 4, 1992, between Parent and Chemical Bank and (ii) any other rights which may become attached to shares of Parent Common on the date hereof or subsequent hereto;

     (d) notwithstanding Section 2.1(c), each share of Company Common outstanding immediately prior to the Effective Time and which is held by stockholders who have complied with the procedure for appraisal set forth in the MBCL ("Dissenting Stock") shall not be converted into or represent a right to receive the Merger Consideration in respect of such shares unless and until the holder thereof shall have failed to perfect, or shall have lost, his or her right to, or withdrawn his or her demand for, appraisal of and payment for his or her shares of Company Common under the MBCL, at which time his or her shares of Company Common shall be converted into the right to receive the Merger Consideration in respect of such shares. The Company shall give Parent prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to the Company pursuant to the MBCL; and

     (e) all options (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the M/A-COM Long Term Incentive Plan, the M/A-COM 1983 Stock Option and Performance Incentive Stock Option Plan, the M/A-COM 1981 Stock Option and Performance Incentive Stock Option Plan, the M/A-COM 1980 Stock Option and Performance Incentive Stock Option Plan and the Stock Option Plan and Agreement with Thomas A. Vanderslice, as corrected and restated as of September 11, 1991 (all as amended through the Effective Time and collectively, the "Company Stock Option Plans") shall remain outstanding following the Effective Time for the remainder of their terms and in accordance with the terms of the respective

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Company Stock Option Plans.  At the Effective Time, such Company Options (as amended or adjusted as a result of the Merger in accordance with the applicable Company Stock Option Plan) shall, by virtue of the Merger and without any further action on the part of Company or the holder of any such Company Options, become fully vested and exercisable (to the extent not already fully vested and exercisable) pursuant to (and only pursuant to) their terms and in accordance with the terms of the respective Company Stock Option Plans and shall be assumed by Parent. From and after the Effective Time, each Company Option assumed by Parent shall be exercisable (i) for that whole number of shares of Parent Common (rounded up to the nearest whole share) into which the number of shares of Company Common subject to such Company Option immediately prior to the Effective Time would be converted under this Section 2.1 and (ii) at an option price per share of Parent Common equal to the option price per share of Company Common subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Rate (the option price per share, as so determined, being rounded upward to the nearest full cent). From and after the date of this Agreement, no additional options shall be granted by the Company or the Company Subsidiaries under the Company Stock Option Plans or otherwise.

     2.2  Exchange Procedures.

     (a) Immediately prior to the Effective Time, Parent shall deposit with an exchange agent (the "Exchange Agent"), to be mutually acceptable to Parent and the Company, in trust for the holders of record of Company Common immediately prior to the Effective Time (the "Company Stockholders") certificates representing the aggregate shares of Parent Common issuable pursuant to Section 2.1(a) hereof in exchange for the total outstanding shares of Company Common immediately prior to the Effective Time. From time to time Parent shall make available to the Exchange Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.4 hereof. All deposits with the Exchange Agent pursuant to this Section 2.2 together with any dividends or distributions with respect to shares of Parent Common as contemplated by Section 2.3 are referred to as the "Exchange Fund". The Exchange Fund shall not be used for any purpose except as provided in this Agreement.

     (b) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each Company Stockholder a letter of transmittal and instructions for use in effecting the surrender of certificates representing shares of Company Common outstanding immediately prior to the Effective Time ("Certificates") in appropriate and customary form with such provisions as the Company and Parent may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common (together with any Parent Rights attached thereto) which such holder has a right to receive pursuant to the provisions of this Article II, together with any dividends and other distributions payable as provided in
Section 2.3 hereof, but subject to the payment of cash in lieu of fractional shares as provided in Section 2.4 hereof, and the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Merger Consideration with respect to the shares of Company Common represented

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thereby, together with any dividends and other distributions payable as provided in Section 2.3 hereof, but subject to the payment of cash in lieu of fractional shares as provided in Section 2.4 hereof. Shares of Parent Common issued in the Merger shall be issued as of and be deemed to be outstanding as of the Effective Time. Parent shall cause all such shares of Parent Common issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (c) If any certificate representing shares of Parent Common is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered or any payment in lieu of fractional shares pursuant to Section 2.4 hereof is to be paid other than to the registered holder of the Certificate so surrendered, it shall be a condition of such exchange and/or payment, as the case may be, that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange and/or payment, as the case may be, shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common in a name other than that of, and/or payment to a person other than, as the case may be, the registered holder of the Certificate so surrendered.

     (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common represented thereby (subject to the payment of cash in lieu of fractional shares in accordance with Section 2.4 hereof) and such person shall be entitled to the dividend and other distribution rights provided in Section 2.3 hereof.

     (e) Any portion of the Exchange Fund which remains unclaimed by the Company Stockholders for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and the Company Stockholders shall thereafter look only to Parent for payment of their claim for the Merger Consideration in respect of their shares of Company Common (and cash in lieu of fractional shares and dividends or distributions with respect to Parent Common as contemplated by Section 2.3). Neither the Company nor Parent shall be liable to any Company Stockholder for any such Merger Consideration or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for the Merger Consideration (and cash in lieu of fractional shares and dividends or distributions with respect to Parent Common as contemplated by Section 2.3) such amount as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.



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     2.3  Dividends and Distributions.  No dividends or other distributions declared or made with respect to Parent Common with a record date on or after the date of the Effective Time will be paid to the holder of a Certificate entitled by reason of the Merger to receive certificates representing Parent Common until such holder surrenders such Certificate as provided in Section
2.2 hereof, provided that there shall be paid forthwith by Parent to the person in whose name certificates representing shares of Parent Common shall be issued pursuant to the terms of this Article II (a) at the time of surrender of such Certificate, the amount of any dividends and other distributions theretofore paid with respect to that number of whole shares of such Parent Common represented by such surrendered Certificate pursuant to the terms of this Article II, which dividends or other distributions had a record date on or after the date of Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date, the amount of dividends and other distributions payable with respect to that number of whole shares of Parent Common represented by such surrendered Certificate pursuant to the terms of this Article II, which dividends or other distributions have a record date on or after the date of Effective Time and a payment date subsequent to such surrender.

     2.4 No Fractional Securities. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip representing fractional shares of Parent Common shall be issued upon the surrender for exchange of a Certificate pursuant to Section 2.2 hereof and no Parent dividend or other distribution or stock split shall relate to any fractional shares of Parent Common, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of a Certificate who would otherwise have been entitled to a fraction of a share of Parent Common upon surrender of such Certificates for exchange pursuant to Section 2.2 hereof will be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Parent Stock Price (as herein defined). For the purposes of the preceding sentence, the "Final Parent Stock Price" shall mean the average of the per share closing prices on the NYSE (as herein defined) of Parent Common as reported in the NYSE Composite Transactions during the twenty consecutive trading days ending on the fifth business day prior to the Closing Date as reported in the Wall Street Journal.

     2.5 Adjustment of Exchange Rate. In the event of any reclassification, stock split (including a reverse split), stock dividend or other general distribution of securities, cash or other property (other than a cash dividend at an annual rate not to exceed $.92 per share) with respect to Parent Common (or if a record date with respect to any of the foregoing should occur) on or after the date of this Agreement and on or prior to the date of the Effective Time, appropriate and equitable adjustments, if any, shall be made to the Exchange Rate.

     2.6 Transfers Following the Effective Time. The stock transfer books of the Company shall be closed as of the Effective Time, and thereafter there shall be no further registrations of transfers of shares of Company Common that were outstanding prior to the Effective Time.






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ARTICLE III

REPRESENTATIONS AND WARRANTIES

     3.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article III. None of such representations and warranties shall survive the Effective Time. All representations and warranties of the Company are made subject to the exceptions noted in the schedule delivered by the Company to Parent concurrently herewith and identified by the parties as the "Company Disclosure Schedule".

     3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company that:

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Merger Sub is a wholly-owned subsidiary of Parent and a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     (b) Parent (i) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted and (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification and where the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. For purposes of this Agreement, "Material Adverse Effect" means, with respect to Parent, a materially adverse effect on the business, results of operation, financial condition, properties or assets of Parent and its subsidiaries (including Merger Sub) (each such corporation, partnership or other entity being referred to herein individually as a "Parent Subsidiary" and collectively, as the "Parent Subsidiaries"), taken as a whole. Merger Sub was formed solely for the purpose of engaging in the transaction contemplated by this Agreement and has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     (c) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder have been duly authorized and approved by all requisite corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or for Parent and Merger Sub to consummate the Merger. This Agreement has been duly executed and delivered by duly authorized officers of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, (each of the foregoing being a "Governmental Entity"), is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transaction

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contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration (or earlier termination) of all applicable waiting periods thereunder, (iii) consents of foreign governments having jurisdiction, (iv) the filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Parent Common to be offered to the Company Stockholders and the declaration of effectiveness of the Registration Statement and (v) the filings necessary to obtain all state securities law or "Blue Sky" permits or approvals required to carry out the transaction contemplated by this Agreement (collectively, the "Regulatory Approvals").

     (e) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transaction contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of Parent's or Merger Sub's Articles of Incorporation or Organization or By-Laws, (ii) violate any statute or administrative regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, or (iii) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party or to which they or any of their respective properties or assets are subject, except in the case of clauses
(ii) and (iii) for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on Parent or (y) materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

     (f) As of the date hereof, the authorized capital stock of Parent consists solely of Parent Common. As of March 1, 1995, 700,000,000 shares of Parent Common were authorized, 209,650,332 shares of Parent Common were issued and outstanding and 14,989,668 shares of Parent Common were issued but not outstanding and held in Parent's treasury. As of the date hereof, the authorized capital stock of Merger Sub consists of 10,000 shares of Merger Sub Common. As of March 8, 1995, there were 1,000 shares of Merger Sub Common issued and outstanding. There are no other shares of capital stock of Parent or Merger Sub authorized, issued or outstanding. All of the issued and outstanding shares of Parent Common and Merger Sub Common have been duly authorized, validly issued and are fully paid and nonassessable. Except as disclosed in Parent's SEC Documents (as herein defined), there are no subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of either Parent or Merger Sub obligating Parent or Merger Sub, as the case may be, to issue any securities of any kind.


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     (g)  Parent has timely filed (and has delivered to the Company a true and complete copy of) each report, schedule, registration statement and definitive proxy statement required to be filed by Parent with the SEC since January 1, 1993 (such documents are referred to herein as "Parent's SEC Documents"). As of their respective dates, Parent's SEC Documents comply in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of Parent's SEC Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in Parent's SEC Documents comply, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Parent as at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein.

     (h) Except as disclosed in Parent's SEC Documents filed prior to the date of this Agreement and furnished to the Company, Parent and the Parent Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations (i) which were incurred after September 30, 1994 in the ordinary course of business or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (i) Except as disclosed in Parent's SEC Documents filed prior to the date of this Agreement and furnished to the Company, since September 30, 1994: (i) Parent has not suffered or, to Parent's knowledge, been threatened with any change (other than changes generally affecting the industries in which Parent or any Parent Subsidiary operates or changes relating to the transactions contemplated by this Agreement) having a Material Adverse Effect; and (ii) Parent and the Parent Subsidiaries have operated only in the ordinary course of business consistent with past practice.

     (j) (i) As used in this Agreement, the term (A) "Taxes" means all federal, state, local, foreign and other income, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, gross receipts, property, severance, duties, net worth, excise or other taxes, charges, levies or like assessments of any kind, together with any interest, penalties and additions with respect thereto, and the term "Tax" means any one of the foregoing Taxes, and (B) "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

             (ii) There have been properly completed and filed on a timely basis all Returns required to be filed by Parent or a Parent Subsidiary in each case where the failure to properly complete or file any Return would have a Material Adverse Effect on Parent. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Parent or, as applicable, a Parent Subsidiary or any other information required to be shown thereon, in each case where the failure to do so would have a Material Adverse Effect on Parent.

             (iii) With respect to all amounts in respect of Taxes imposed upon Parent or any Parent Subsidiary, or for which Parent or any Parent Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable Tax laws have been complied with where the failure to comply with such laws would have a Material Adverse Effect on Parent, and all amounts that are required to have been paid by Parent to taxing authorities on or before the date hereof have been paid where the failure to pay such amounts would have a Material Adverse Effect on Parent.

             (iv) No issues have been raised or are currently pending by any tax authority in connection with any of the Returns which, if resolved adversely to Parent and the Parent Subsidiaries, would have a Material Adverse Effect on Parent. There are no material outstanding waivers of the applicable statutes of limitation with respect to Tax liabilities of Parent or any Parent Subsidiary.

             (v) The unpaid Taxes of Parent and the Parent Subsidiaries do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes) included in the financial statements included in the Form 10-Q of Parent dated September 30, 1994 by an amount which would have a Material Adverse Effect on Parent.

     (k) Since the last filing of Parent's SEC Documents, there have been no changes to, including termination of, the employee benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) Parent and the Parent Subsidiaries maintain, administer or contribute to for the benefit of employees or former employees of Parent and the Parent Subsidiaries which changes would have a Material Adverse Effect on Parent.

     (l) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to Parent's knowledge, threatened against Parent or any Parent Subsidiary with respect to or affecting Parent's or any Parent Subsidiary's operations, business or financial condition which has a reasonable probability of being decided adversely to Parent or any Parent Subsidiary and which, if so decided adversely would have a Material Adverse Effect on Parent.

     (m) Neither Parent nor any Parent Subsidiary is a party to, or bound by, any judgment, writ, injunction, decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of Parent or any subsidiary of Parent, the enforcement or operation of which or compliance with which would have a Material Adverse Effect on Parent.

     (n) Except with respect to Environmental Laws (as defined and which are addressed in Section 3.2(o)), neither Parent nor any Parent Subsidiary is in violation of, noncompliance with, or delinquent in respect to, any judgment, writ, injunction, decree, order or arbitration award or law, statute, or regulation of or agreement with, or any permit from, any Governmental Entity to which the property, assets, personnel or business activities of Parent or any Parent Subsidiary are subject, which violation, noncompliance or delinquency would have a Material Adverse Effect on Parent.

     (o) (i) Except for noncompliances or liabilities that would not have a Material Adverse Effect on Parent, Parent, the Parent Subsidiaries and their respective assets and business are in compliance with, and not otherwise subject to liability under, any Environmental Laws (as herein defined) or any Environmental Permits (as herein defined). Every written notice, citation, or complaint which Parent or any Parent Subsidiary has received in the past five (5) years of any alleged violation of, or liability under, any Environmental Law or Environmental Permit has been corrected where the failure to do so would have a Material Adverse Effect on Parent. Parent and the Parent Subsidiaries possess all Environmental Permits which are required by them for the operation of their business where the failure to do so would have a Material Adverse Effect on Parent.

             (ii) For purposes of this Agreement (A) "Environmental Laws" means all applicable federal, state, local and foreign statutes, regulations, ordinances, rules, regulations, and all applicable court orders and decrees and arbitration awards, which pertain to environmental matters or contamination of any type whatsoever. "Environmental Laws" include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials (as herein defined); air, soil, surface or ground water or noise pollution; Releases (as herein defined); protection of wildlife, endangered species, wetlands or natural resources; above-ground and underground storage tanks, vessels and related equipment and containers; health and safety of employees and other persons; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., as amended and reauthorized ("CERCLA"); and notification requirements relating to the foregoing; (B) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws; (C) "Hazardous Materials" means pollutants, contaminants, pesticides, petroleum and petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including, without limitation, any (x) "hazardous substance" as defined in CERCLA, and (y) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, 42 U.S.C., 6902 et seq., as amended and reauthorized; and
(D) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is, required, including, without limitation, any release which is subject to CERCLA.

     (p) Neither Parent nor any Parent Subsidiary has taken any action which would (i) violate any requirement, including the continuity-of-business-enterprise requirement of 26 C.F.R. 1.368-1(d), for tax-free reorganization status under Section 368(a) of the Code with respect to the Merger or (ii) prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

     (q) No broker, finder or investment banker (other than Lehman Brothers, Inc., whose brokerage, finder's, or other fee will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated hereby based upon arrangements made by or on behalf of Parent.

     (r) As of the Closing Date, neither Parent nor any Parent Subsidiary will beneficially own any shares of Company Common. Parent does not "own" and has not within the past three years "owned" (as such terms are defined in Section 3 of Chapter 110F of the MGL) and does not "beneficially own" (as such term is defined in the Rights Agreement (as defined in Section 3.3(c)) ten percent (10%) or more of the outstanding shares of Company Common.

     3.3 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company Disclosure Schedule contains a list of the name and jurisdiction of organization of each subsidiary of the Company (each such corporation, partnership or other entity being referred to herein individually as a "Company Subsidiary" and collectively, as the "Company Subsidiaries"). Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation.

     (b) The Company and each Company Subsidiary (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified and in good standing in each jurisdiction in which the nature of its business or the nature or location of its assets require such qualification and where the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. For the purposes of this Agreement, "Material Adverse Effect" means, with respect to the Company, a materially adverse effect on the business, results of operation, financial condition, properties or assets of the Company and the Company Subsidiaries, taken as a whole.

     (c) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the holders of two-thirds of the outstanding shares of Company Common, to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to approval and adoption of this Agreement by the stockholders of the Company, the performance by the Company of its obligations hereunder have been duly authorized by all requisite corporate action and, except for actions required by Section 5.6, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the Merger. This Agreement has been duly executed and delivered by duly authorized officers of the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms. The Company has taken all action necessary to ensure that so long as this Agreement shall not have been terminated pursuant to Article VII hereof,
(i) neither Parent or Merger Sub shall, by virtue of the execution and delivery of this Agreement, be deemed to be an "Acquiring Person" (as that term is defined in that certain Rights Agreement dated as of July 29, 1986, as amended and restated effective May 16, 1990 (the "Rights Agreement"), between the Company and The First National Bank of Boston) and (ii) that no "Rights" (as that term is defined in the Rights Agreement) are issued or required to be issued to the stockholders of the Company by virtue of the execution and delivery of this Agreement. As of the date of this Agreement, the Company has not amended the Rights Agreement, redeemed the Rights thereunder or taken any other action to make the Rights Agreement or the Rights thereunder inapplicable, in each case, with respect to (i) any person or entity other than Parent and Merger Sub or (ii) any Alternative Proposal (as defined in Section 5.2) (or any other substantially similar proposal).

     (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transaction contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) notices under the HSR Act and the expiration (or earlier termination) of all applicable waiting periods thereunder, (iii) consents of foreign governments having jurisdiction, (iv) the filing with the SEC of the Proxy Statement - Prospectus (as herein defined) and (v) filings, consents or approvals which may be required in connection with activities of the Company requiring the receipt of security clearance from various Federal governmental departments and agencies.

     (e) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transaction contemplated hereby, will (i) conflict with or result in a breach of any of the terms or provisions of the Company's Articles of Organization or By-Laws, (ii) violate any statute or administrative regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, or (iii) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except in the case of clauses (ii) and (iii) for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances that do not and will not, individually or in the aggregate, (x) have a Material Adverse Effect on the Company or (y) materially impair the Company's ability to perform its obligations under this Agreement. Assuming the accuracy of the representation contained in Section 3.2(r) hereof, the Company's Board of Directors has taken and will continue to take any action necessary such that the provisions of (i) Chapter 110C of the MGL, (ii) Chapter 110D of the MGL and (iii) Chapter 110F of the MGL will not apply to the Merger.

     (f) As of the date hereof, the authorized capital stock of the Company consists solely of Company Common. As of March 9, 1995, 100,000,000 shares of Company Common were authorized, 26,262,451 shares of Company Common were issued and outstanding and 17,743,258 shares of Company Common were issued but not outstanding and held in the treasury of the Company. There are no other shares of capital stock of the Company authorized, issued or outstanding. All of the issued and outstanding shares of Company Common have been validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue any securities of any kind.

     (g) All of the outstanding shares of capital stock of, and all other ownership interests in, each Company Subsidiary (i) are validly issued, fully paid and nonassessable and free of any preemptive rights, and (ii) other than director qualifying shares, are owned of record and beneficially by the Company, a Company Subsidiary or a nominee of the Company, free and clear of all liens, claims, pledges, agreements, voting or other restrictions, charges or other encumbrances. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities (other than investment securities) of any Company Subsidiary obligating such Company Subsidiary to issue any securities of any kind.

     (h) The Company has timely filed (and has delivered to Parent a true and complete copy of) each report, schedule, registration statement and definitive proxy statement required to be filed by the Company with the SEC since October 2, 1993 (such documents are referred to herein as the "Company's SEC Documents"). As of their respective dates, the Company's SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of the Company's SEC Documents, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company's SEC Documents comply, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company as at the dates thereof and the consolidated results of its operations, cash flows and changes in financial position for the periods indicated therein.

     (i) Except as disclosed in the Company's SEC Documents filed prior to the date of this Agreement and furnished to the Company, the Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations (i) which were incurred after October 1, 1994 in the ordinary course of business or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (j) Except as disclosed in the Company's SEC Documents filed prior to the date of this Agreement and furnished to the Company, since October 1, 1994: (i) the Company has not suffered or, to the Company's knowledge, been threatened with any change (other than changes generally affecting the industries in which the Company or any Company Subsidiary operates or changes relating to the transactions contemplated by this Agreement) having a Material Adverse Effect on the Company; and (ii) the Company and the Company Subsidiaries have operated only in the ordinary course of business consistent with past practice.

     (k) (i) There have been properly completed and filed on a timely basis all Returns required to be filed by the Company or a Company Subsidiary in each case where the failure to properly complete or file any Return would have a Material Adverse Effect on the Company. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or, as applicable, a Company Subsidiary or any other information required to be shown thereon, in each case where the failure to do so would have a Material Adverse Effect on the Company.

             (ii) With respect to all amounts in respect of Taxes imposed upon the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable Tax laws have been complied with where the failure to comply with such laws would have a Material Adverse Effect on the Company, and all amounts that are required to have been paid by the Company to taxing authorities on or before the date hereof have been paid where the failure to pay such amounts would have a Material Adverse Effect on the Company.

             (iii) No issues have been raised or are currently pending by any tax authority in connection with any of the Returns which, if decided adversely to the Company or any Company Subsidiary would have a Material Adverse Effect on the Company. There are no material outstanding waivers of the applicable statutes of limitation with respect to Tax liabilities of the Company or any Company Subsidiary.

             (iv) The Company has not agreed to make, nor is it required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

             (v) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

             (vi) The unpaid Taxes of the Company and the Company Subsidiaries do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes) included in the financial statements included in the Form 10-K of the Company dated October 1, 1994 by an amount that would have a Material Adverse Effect on the Company.

     (l) (i) The Company and the Company Subsidiaries maintain, administer or contribute to only those employee benefit plans (as defined in Section 3(3) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), or deferred compensation, severance, vacation, sick leave, fringe benefit, stock purchase, stock option, stock-related plan, incentive, insurance or similar contract, policy, arrangement or commitment, for the benefit of employees or former employees of the Company and the Company Subsidiaries which are described in the Company Disclosure Schedule (the "Company Plans").

             (ii) All Company Plans comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code section 401(a) to the extent any Company Plan is intended to conform to that section, subject to any pending application to the Internal Revenue Service for a "determination letter" to such effect), other Federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith, except in any case where the failure to so comply or so be operated would not have a Material Adverse Effect on the Company.

             (iii) Neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate") has failed to make any contributions or to pay any amounts due as required by the terms of any Company Plan or ERISA or any other applicable
law.   All contributions and payments with respect to Company Plans that are required to be made by the Company or any Company ERISA Affiliate have been made or will be accrued on the financial statements filed with, or incorporated by reference in, the Company's SEC Documents.

             (iv) Neither the Company nor any Company ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA (other than liabilities paid in full); and neither the Company nor any Company ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA) (other than liabilities paid in full).

     (m) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary with respect to or affecting the Company's or any Company Subsidiary's operations, business or financial condition which has a reasonable probability of being decided adversely to the Company or any Company Subsidiary and which, if so decided adversely, would have a Material Adverse Effect on the Company.

     (n) Neither the Company nor any Company Subsidiary is a party to, or bound by, any judgment, writ, injunction, decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of the Company or any Company Subsidiary, the enforcement or operation of which or compliance with which would have a Material Adverse Effect on the Company.

     (o) Except with respect to Environmental Laws (which are addressed in Section 3.3(p)), neither the Company nor any Company Subsidiary is in violation of, noncompliance with, or delinquent in respect to, any judgment, writ, injunction, decree, order or arbitration award or law, statute, or regulation of or agreement with, or any permit from, any Governmental Entity, to which the property, assets, personnel or business activities of the Company or any Company Subsidiary are subject, which violation, noncompliance or delinquency would have a Material Adverse Effect on the Company.

     (p) Except for non-compliance or liabilities that would not have a Material Adverse Effect on the Company, the Company, the Company Subsidiaries and their respective assets and business are in compliance with, and not otherwise subject to liability under, any Environmental Laws or any Environmental Permits. Every written notice, citation or complaint which the Company or any Company Subsidiary has received in the past five (5) years of any alleged violation of, or liability under, any Environmental Law or Environmental Permit has been corrected where the failure to do so would have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries possess all Environmental Permits which are required by them for the operation of their business where the failure to do so would have a Material Adverse Effect on the Company.

     (q) Each of the Company and the Company Subsidiaries owns, licenses or otherwise has the right to use all patents, copyrights, trademarks, trade names and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without any known conflict with any rights of others, which conflict, if decided adversely to the Company or any Company Subsidiary, would have a Material Adverse Effect on the Company.

     (r) The Company has not taken any action which would (i) violate any requirement, including the continuity-of-business-enterprise requirement of 26 C.F.R. 1.368-1(d), for tax-free reorganization status under Section
368(a) of the Code with respect to the Merger or (ii) prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases pursuant thereto and the pronouncements of the SEC.

     (s) No broker, finder or investment banker (other than Lazard Freres & Co., whose brokerage, finder's, or other fee will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

     (t) The Company has received the written opinion of Lazard Freres & Co. (the "Fairness Opinion") on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company Stockholders is fair, from a financial point of view, to the Company Stockholders. The Company has provided a true and correct copy of the Fairness Opinion to Parent.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

     4.1 Obligations of Each of the Parties. From and after the date hereof and until and including the Effective Time, the following shall apply with equal force to the Company, on the one hand, and Parent and Merger Sub, on the other hand:

     (a) Each party shall promptly give the other party written notice of the existence or occurrence of any event or condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

     (b) Subject to the fiduciary duties of directors under applicable law, no party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto.

     (c) Subject to the terms and conditions of this Agreement and the fiduciary duties of directors under applicable law, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transaction contemplated by this Agreement as expeditiously as reasonably practicable.

     (d) Parent and the Company shall confer on a regular and frequent basis with respect to Regulatory Approvals and operational and transitional matters.

     (e) The Company and Parent shall file on a timely basis all reports, schedules and statements required to be filed by it with the SEC between the date hereof and the Effective Time and shall provide to the other party copies of all such reports promptly after the same are filed. As of their respective dates, each such report, schedule and statement shall be true and correct in all material respects and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

     4.2 The Company's Obligations. From and after the date hereof and until and including the Effective Time, the following are the Company's obligations:

     (a) The Company, acting through its Board of Directors, shall: (i) subject to the fiduciary duties of directors under applicable law, call a meeting of its stockholders for the purpose of voting on the approval and adoption of the Agreement (the "Meeting") so that the Meeting shall be held as promptly as practicable after the effectiveness of the Registration Statement and in accordance with applicable law (but in any event use its best efforts to so call and hold the Meeting prior to the date referenced in
Section 7.1(b)(ii) hereof); and (ii) recommend to the stockholders of the Company the approval and adoption of this Agreement, provided, however, that the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change such recommendation, if the Board of Directors of the Company determines in good faith, after consultation with counsel, that the failure to do any of the above could reasonably be deemed a breach of its fiduciary duties under applicable law.

     (b) Subject to any restrictions under applicable law, any confidentiality requirements of any agreement to which the Company or any Company Subsidiary is a party or any confidentiality privileges applicable to communications between the Company or any Company Subsidiary and its attorneys or accountants, the Company shall continue to give to Parent's officers, employees, agents, attorneys, consultants and accountants reasonable access for reasonable purposes in light of the transaction contemplated by this Agreement during normal business hours to all of the properties, books, contracts, documents, present and expired insurance policies, records and personnel of or with respect to the Company and each Company Subsidiary and shall furnish to Parent and such persons as Parent shall designate to the Company such information as Parent or such persons may at any time and from time to time reasonably request; provided, that all such access and furnishing of information shall be coordinated by Parent with a designee of the Company and shall be conducted in such a manner so as not to unreasonably interfere with the normal business operations of the Company or any Company Subsidiary. To the extent the Company or a Company Subsidiary is precluded from furnishing information by virtue of a confidentiality agreement with a third party, if Parent shall so request the Company shall use commercially reasonable efforts to obtain a waiver of the provisions of such agreement in order to permit disclosure of such information to Parent. It is expressly understood and agreed that all information obtained pursuant to this subsection (b) is subject to the terms and conditions of that certain Confidentiality Agreement dated January 23, 1995 (the "Confidentiality Agreement") between Parent and the Company, and Parent expressly reaffirms its obligations thereunder.

     (c) The Company shall, and shall cause each Company Subsidiary to, carry on its business in the usual and ordinary course of business, consistent with past practices and use reasonable best efforts to preserve intact its business organization, employees and advantageous business relationships. Without the prior written consent of Parent (such consent not to be unreasonably withheld), and without limiting the generality of any other provision of this Agreement, except as set forth in the Company Disclosure Schedule or pursuant to obligations in effect on the date hereof (and identified in the Company Disclosure Schedule or the Company SEC Documents) or as contemplated by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to:

          (i)  amend its Articles of Organization or By-Laws;

          (ii) make any change in its authorized capital stock; adjust, split, combine or reclassify any capital stock; or, except pursuant to the terms of the Company Plans, issue any shares of stock of any class or issue or become a party to any subscription, warrant, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock, or other equity securities, or grant any stock appreciation or similar rights;

          (iii) other than in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money or (B)


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

assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (iv) sell, transfer, mortgage, encumber or otherwise dispose of, without fair consideration therefor, any of its material properties or assets to any individual, corporation or other entity other than the Company or a Company Subsidiary, or cancel, release or assign, without fair consideration therefor, any material indebtedness of any such person or cancel, release or compromise, without fair consideration therefor, any material claims against any such person (provided that nothing in this Section 4.2(c) shall prevent or prohibit (i) the merger of any Company Subsidiary into the Company or (ii) mergers (or other business combinations) among Company Subsidiaries);

          (v) make any material (x) investments, either by purchase of stock or securities, in (y) contributions to capital to, or (z) purchases of any property or assets from, any other individual, corporation or other entity other than the Company or a Company Subsidiary;

          (vi) except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, it being understood that it shall not be a breach of this covenant for the Company or any Company Subsidiary to renew any contracts or leases without material adverse changes of terms;

          (vii) change its method of accounting in effect at October 1, 1994, except as may be required by changes in GAAP upon the advice of its independent accountants;

          (viii) except in the ordinary course of business consistent with past practice, (x) increase the compensation payable to any director, officer, employee or consultant or (y) enter into or make any change to any new or existing employment, employment related, employee benefit, severance or other similar agreement, arrangement or plan with, or for the benefit of, new or existing directors, officers, employees or consultants; and

          (ix) pay or declare any dividend or make any distribution on its securities of any class or purchase or redeem any of its securities of any class.

     (d) At least twenty (20) days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are or will be, at the time of the record date for the Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each person named in the letter delivered by it to deliver to Parent prior to the Closing Date a written "Affiliates" agreement, in customary form. Such "Affiliates" agreement shall provide, among other things, the following:

          (i) that such person shall not take any action which could jeopardize the treatment of the Merger as a pooling of interests for accounting purposes (including, without limitation, that (A) such person has not or, as applicable, shall not sell, transfer or otherwise dispose of any shares of Company Common or any other shares of capital stock of the Company


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

at any time during the thirty (30) day period on or prior to the Closing Date and (B) such person shall not sell, transfer or otherwise dispose of any shares of Parent Common (whether or not received in the Merger) or any other shares of capital stock of Parent until after such time as results covering at least thirty (30) days of the combined operations of Parent and the Company have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations); and

          (ii)that such person shall dispose of Parent Common to be received by such person in the Merger only pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 thereunder, if applicable, or pursuant to an available exemption from registration under the Securities Act.

     4.3 Parent's Obligations. From and after the date hereof and until and including the Effective Time, the following are Parent's obligations:

     (a) Subject to any restrictions under applicable law, any confidentiality requirements of any agreement to which Parent or any Parent Subsidiary is a party or any confidentiality privileges applicable to communications between Parent or any Parent Subsidiary and its attorneys or accountants, Parent shall continue to give to the Company's officers, employees, agents, attorneys, consultants and accountants reasonable access for reasonable purposes in light of the transaction contemplated by this Agreement during normal business hours to all of the properties, books, contracts, documents, present and expired insurance policies, records and personnel of or with respect to Parent and each subsidiary of Parent and shall furnish to the Company and such persons as the Company shall designate to Parent such information as the Company or such persons may at any time and from time to time reasonably request; provided, that all such access and furnishing of information shall be coordinated by the Company with a designee of Parent and shall be conducted in such a manner so as not to unreasonably interfere with the normal business operations of Parent or any Parent Subsidiary. To the extent Parent or a Parent Subsidiary is precluded from furnishing information by virtue of a confidentiality agreement with a third party, if the Company shall so request Parent shall use commercially reasonable efforts to obtain a waiver of the provisions of such agreement in order to permit disclosure of such information to the Company; provided, however, that this sentence shall not apply with respect to confidentiality agreements with vendors or customers of Parent or any Parent Subsidiary. It is expressly understood and agreed that all information obtained pursuant to this Section 4.3 is subject to the terms and provisions of the Confidentiality Agreement, and the Company expressly reaffirms its obligations thereunder.

     (b) Parent shall, and shall cause each Parent Subsidiary to, carry on its business in the usual and ordinary course of business, consistent with past practices and use reasonable best efforts to preserve intact its business organization, employees and advantageous business relationships. Without the prior written consent of the Company, and without limiting the generality of any other provision of this Agreement, Parent shall not, and shall not permit any Parent Subsidiary to, except pursuant to obligations in effect on the date hereof and except as contemplated by this Agreement:


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

          (i) change its method of accounting in effect at December 31, 1994, except as may be required by changes in GAAP upon the advice of its independent accountants; or

          (ii) pay or declare any extraordinary dividend or make any extraordinary distribution on its securities of any class.


ARTICLE V

ADDITIONAL AGREEMENTS

     5.1 Registration Statement; Proxy Statement; Auditors' Letters; Other Regulatory Matters.

     (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate and promptly prepare and the Company shall file with the SEC a proxy statement (the "Proxy Statement - Prospectus") with respect to the Meeting in connection with the Merger. At an appropriate time mutually determined by Parent and the Company prior to the clearance of the Proxy Statement - Prospectus, Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC the Registration Statement, with respect to the Parent Common issuable in the Merger (and with respect to the outstanding Company Options or Company restricted stock, unit, PCDU or any similar executive compensation awards, following the Merger), in which Registration Statement the Proxy Statement - Prospectus shall be included as a prospectus with respect to such shares of Parent Common. The respective parties shall cause the Proxy Statement - Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and Company will cooperate with Parent, to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transaction contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that the Proxy Statement - Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the Meeting, or, in the case of the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Proxy Statement - Prospectus. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement - Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Meeting, or, in the case of written information concerning the Company provided by the Company for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as otherwise required by law, no amendment or supplement to the Proxy Statement - Prospectus shall be made by Parent or the Company without the approval of the other party. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement - Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Price Waterhouse LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (c) Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter of Arthur Andersen & Co., Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (d) Parent shall use its best efforts to have authorized, as soon as practicable, for listing on the New York Stock Exchange ("NYSE"), upon official notice of issuance, the shares of Parent Common to be issued in the Merger (or with respect to the outstanding Company Options or Company restricted stock, unit, PCDU or any similar executive compensation awards, following the Merger).

     5.2 Alternative Proposals. Subject to the proviso of this Section 5.2, prior to the Effective Time, the Company agrees that (a) neither it nor any of the Company Subsidiaries shall, and it shall use reasonable efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any Company Subsidiary (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations or enter into any agreement concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, (b) it shall immediately cease and cause to be


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

terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it shall take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.2, and (c) it shall notify Parent as promptly as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (w) after notice to Parent, furnishing information to, or entering into negotiations or discussions with, any person or entity that makes an unsolicited bona fide Alternative Proposal if the Board of Directors of the Company determines in good faith, after consultation with counsel, that the failure to do so could reasonably be deemed a breach of its fiduciary duties under applicable law, (x) failing to make, withdrawing, modifying or changing the recommendation referred to in
Section 4.2(a)(ii) if the Board of Directors of the Company determines in good faith, after consultation with counsel, that making such recommendation, or the failure to withdraw, modify or change such recommendation, could reasonably be deemed a breach of its fiduciary duties under applicable law,
(y) recommending to the stockholders of the Company an Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is likely to be more favorable, from a financial point of view, to the stockholders of the Company than the Merger or (z) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

     5.3  Indemnification and Insurance.

     (a) Parent and the Surviving Corporation hereby jointly and severally agree that from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any Company Subsidiary or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any Company Subsidiary (or any person who now serves, or has served at any time prior to the date of this Agreement or who serves prior to the Effective Time, any other corporation or entity in any such capacity at the request of the Company) (individually, an "Indemnified Person", and collectively, the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments arising out of or relating to, or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the Company or any Company Subsidiary or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any Company Subsidiary (or is serving or served any other corporation or entity in any such capacity at the request of the Company), whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to or at or after, the Effective Time ("Indemnifiable Claims") and (ii) all Indemnifiable Claims based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger or any other transaction contemplated hereby or thereby, in each case to the full extent a corporation is permitted under the MBCL (notwithstanding the By-Laws of the Company, the Surviving Corporation or Parent) to indemnify its own directors, officers, employees and agents, as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the full extent permitted by law, subject to receipt of a written undertaking from such Indemnified Person to repay all amounts advanced in the event a final and non-appealable judicial determination is made that such person was not entitled to indemnification under the MBCL). Without limiting the foregoing, in the event any Indemnifiable Claim is brought against any Indemnified Person (whether arising before or after the Effective Time), (i) such Indemnified Person shall promptly provide notice to Parent and the Surviving Corporation in accordance with subsection (g) hereof, (ii) if Parent and/or the Surviving Corporation elects to defend such Indemnifiable Claim (provided, that Parent and/or the Surviving Corporation shall not have the right to elect to defend or defend any Indemnifiable Claim (x) referred to in clause (ii) of the first sentence of this Section 5.3(a) or (y) any Indemnifiable Claim referred to in clause (i) of the first sentence of this Section 5.3(a) which is first asserted before the second anniversary of the Effective Time), Parent and/or the Surviving Corporation shall defend the Indemnified Person at their expense, (iii) if Parent and/or the Surviving Corporation does not (or does not have the right to) elect to defend such Indemnifiable Claim pursuant to clause (ii) of this sentence, such Indemnified Person may retain counsel to defend such claim satisfactory to him or her with the consent of Parent and the Surviving Corporation, which consent may not be unreasonably withheld, and Parent and the Surviving Corporation, as the case may be, shall pay all reasonable fees and expenses of such counsel for such Indemnified Person promptly as statements therefor are received, and (iv) regardless of whether Parent and/or the Surviving Corporation shall have elected to defend such Indemnifiable Claim pursuant to clause (ii) of this sentence, Parent and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without their written consent, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, in any case in which Parent and/or the Surviving Corporation elect to defend an Indemnifiable Claim pursuant to clause (ii) of the preceding sentence, neither Parent nor the Surviving Corporation may settle any such Indemnifiable Claim without the prior written consent of the Indemnified Person to which such Indemnifiable Claim relates, unless such settlement (x) provides for a dismissal with prejudice of such Indemnifiable Claim, (y) provides for an unconditional release with respect to such Indemnifiable Claim or (z) does not contain any admission or acknowledgment of liability or responsibility of the Indemnified Person with respect to the Indemnifiable Claim.

     (b)  Notwithstanding anything to the contrary in Section 1.4 or this
Section 5.3, Parent and Merger Sub agree that all rights to indemnification existing in favor, and all limitations on the personal liability of, the Indemnified Persons provided for in the Company's Articles of Organization or By-Laws or the charters or by-laws or similar organizational documents of any Company Subsidiary as in effect on the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnifiable Claim asserted or made within such period shall continue until the final disposition of such claim.

     (c) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect directors' and officers' liability insurance covering each Indemnified Person who is currently covered by the Company's directors' and officers' insurance with respect to claims arising from facts or events which occurred at or prior to the Effective Time, which insurance shall be no less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage and amounts, to the extent such liability insurance can be maintained at an annual cost not greater than 150 percent of the Company's fiscal 1995 annual premium for its directors' and officers' liability insurance (it being understood that in any such case Parent shall purchase or cause the Surviving Corporation to purchase as much coverage as possible for such 150 percent premium amount).

     (d) With respect to each Indemnified Person who is party to, or the beneficiary of, an agreement with the Company or any Company Subsidiary providing for the indemnification of such person by the Company or any Company Subsidiary in effect on the date hereof, Parent and the Surviving Corporation hereby jointly and severally agree to be bound, and perform all obligations required to be performed, by the Company or any Company Subsidiary under any such agreement.

     (e) The provisions of this Section 5.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and representatives.

     (f) In the event Parent or the Surviving Corporation or any of the successors or assigns of either of them (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.3.

     (g)  Any Indemnified Person wishing to claim indemnification under this
Section 5.3, upon learning of any Indemnifiable Claim, shall notify Parent and the Surviving Corporation thereof, provided their failure to provide any such notice shall not relieve either Parent or the Surviving Corporation of their obligations under this Section 5.3, except to the extent Parent or the Surviving Corporation is actually and materially prejudiced by such lack of notice.

     5.4  Certain Benefits.

     (a) Each of Parent and Merger Sub acknowledges that consummation of the transactions contemplated by this Agreement will constitute a "Transaction," "Corporate Transaction," "Reorganization," "Sale of Business," "change in control," "Change in Control," "merger" or "acquisition by an entity or Person of beneficial ownership of more than 40%" of the Company Common or voting power of the Company (to the extent any such concept is applicable) for the purposes of the Company Plans. From and after the Effective Time, Parent will cause the Surviving Corporation to honor in accordance with their terms (including, without limitation, terms providing for equitable adjustment and trust funding) all agreements, employee benefit plans, programs or policies or other arrangements described in the Company's SEC Documents or previously disclosed in writing by the Company to Parent between the Company or any of its subsidiaries and any current or former officer, director, or employee of the Company or any Company Subsidiary in effect prior to the Effective Time; provided, however, that nothing herein shall preclude any changes effected on a prospective basis to any employee benefit plan that are permitted under this Section 5.4.

     (b) Parent and Merger Sub agree that, from the Effective Time and until at least December 31, 1996, subject to applicable law, the Surviving Corporation and its subsidiaries will provide benefit plans to employees employed by the Company or any Company Subsidiary as of the Effective Time which will, in the aggregate, be no less favorable than those provided by the Company and the Company Subsidiaries to their employees prior to the Effective Time, and thereafter will provide benefits no less favorable than those provided by Parent and the Parent Subsidiaries to their employees in comparable positions. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that awards granted to and contingent payments promised to current and former employees of the Company or any Company Subsidiary under each of the FY 1995 Field Sales Engineer Incentive Compensation Plan, the FY 1995 Variable Pay for Performance Plan and the FY 1995 Incentive Plan for Executive Officers, in respect of each performance period or cycle in effect as of the Effective Time shall not be terminated or amended and shall be fully honored pursuant to the terms of each respective plan.

     (c) If any salaried employee of the Company or any Company Subsidiary becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the Surviving Corporation, such employee shall, to the extent permitted by applicable law, be given credit under such plan for all service prior to the Effective Time with the Company or any Company Subsidiary, or any predecessor employer (to the extent such credit was given by the Company or any Company Subsidiary) and prior to the time such employee becomes such a participant, for purposes of eligibility and vesting and for determining vacation benefits but not for purposes of any other benefit accrual.

     (d) This Section 5.4 is intended for the irrevocable benefit of, and to grant third party rights to, the employees of the Company or any Company Subsidiary, employed as of the Effective Time, and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the employees of the Company or any Company Subsidiary employed as of the Effective Time shall be entitled to enforce the covenants contained in this Section 5.4.

     (e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.4.

     5.5 Pooling; Reorganization. From and after the date hereof and until the Effective Time, neither Parent nor the Company shall (a) knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes, (b) knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (c) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing. Following the Effective time, Parent shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a pooling of interests for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Code.

     5.6 Rights Agreement. The Company shall take all action necessary to redeem the Rights as of the Effective Time. So long as this Agreement shall have not been terminated pursuant to Article VII hereof, the Company shall not amend the Rights Agreement, redeem the Rights with respect to an Alternative Proposal or take any action to make the Rights Agreement or the Rights thereunder inapplicable with respect to any Alternative Proposal.


ARTICLE VI

CONDITIONS TO CLOSING; CLOSING DELIVERIES

     6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transaction contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of the Company.

     (b) This Agreement and the Merger shall have been approved by each Governmental Entity whose approval is required for the consummation of the Merger and the transaction contemplated hereby, such approvals shall remain in full force and effect and all waiting periods relating to such approvals shall have expired and the waiting period applicable to the transaction contemplated hereby under the HSR Act shall have expired or been earlier terminated.

     (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or "Blue Sky" authorizations shall have been received.

     (d) Parent Common issuable in the Merger (or with respect to the outstanding Company Options or Company restricted stock, unit, PCDU or any similar executive compensation awards, following the Merger) shall have been authorized for listing on the NYSE, upon official notice of issuance.

     (e) No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or the transaction contemplated hereby illegal (each party agreeing to use all reasonable best efforts to have any such judgment, decree, injunction or other order to be vacated or lifted).

     6.2 Conditions to the Company's Obligations. The obligations of the Company to consummate the Merger are subject to the fulfillment (or waiver) of all of the following conditions on or prior to the Closing Date:

     (a) Each and every representation and warranty made by Parent or Merger Sub shall be true and correct in all material respects when made and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) for such failures of representations and warranties not otherwise qualified by Material Adverse Effect to be true and correct which would not have a Material Adverse Effect on Parent.

     (b) All obligations of Parent and Merger Sub to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Parent and Merger Sub would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed in all material respects.

     (c) The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly: (i) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger; (ii) no gain or loss will be recognized by the Company Stockholders who exchange their shares of Company Common solely for shares of Parent Common pursuant to the Merger (except with respect to cash received in lieu of fractional shares as contemplated by Section 2.4 hereof); (iii) the tax basis of the Parent Common received by Company Stockholders who exchange all of their shares of Company Common solely for shares of Parent Common in the Merger will be the same as the tax basis of the shares of Company Common surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received as contemplated by Section 2.4 hereof); and (iv) the holding period of Parent Common (including the holding period of any fractional share interest) in the hands of the Company Stockholders will include the holding period of their Company Common exchanged therefor. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom may require and rely upon representations contained in certificates of officers of Parent, Merger Sub, the Company and others.

     (d) Since the date hereof, Parent and the Parent Subsidiaries shall not have suffered any change resulting in a Material Adverse Effect on Parent.



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

     (e) The Company shall have received a "pooling letter" from Price Waterhouse LLP, the Company's independent auditors, dated not earlier than five (5) days prior to the Closing Date, to the effect that, subject to customary qualifications no event has occurred with respect to the Company which would preclude the Merger from being treated as a pooling of interests for accounting purposes.

     (f) The Company shall have received the written opinion of Lazard Freres & Co., financial adviser to the Company, dated as of the date of the Proxy Statement - Prospectus, to the effect that, as of the date of the Proxy Statement - Prospectus, the consideration to be received by the Company Stockholders is fair, from a financial point of view, to the Company Stockholders.

     6.3 Conditions to Parent's Obligations. The obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment (or waiver) of all of the following conditions on or prior to the Closing Date:

     (a) Each and every representation and warranty made by the Company shall be true and correct in all material respects when made and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except
(i) for changes specifically permitted by this Agreement, (ii) for such failures of representations and warranties not otherwise qualified by Material Adverse Effect to be true and correct which would not have a Material Adverse Effect on the Company, (iii) that any changes or developments with respect to any item or matter disclosed in Part V of the Company Disclosure Schedule (and any adverse change resulting therefrom in, or adverse effect thereof on, the business, results of operation, financial condition, properties or assets of the Company or any Company Subsidiary) shall be disregarded for purposes of determining whether each and every such representation and warranty is true and correct as of the Closing Date and
(iv) that any changes or developments with respect to any item or matter disclosed in the Company Disclosure Schedule (other than in Part V)(and any adverse change resulting therefrom in, or adverse effect thereof on, the business, results of operation, financial condition, properties or assets of the Company or any Company Subsidiary) shall be disregarded for purposes of determining whether each and every such representation and warranty is true and correct as of the Closing Date if the probable aggregate adverse change resulting therefrom (determined in accordance with this Section 6.3(a)) in, or the probable aggregate adverse effect thereof (determined in accordance with this Section 6.3(a)) on, the financial condition of the Company and the Company Subsidiaries taken as whole is less than or equal to $25,000,000.
Any determination by Parent or Merger Sub regarding the probable adverse change resulting from, or the probable adverse effect of, any change or development referred to in clause (iv) of this Section 6.3(a) or clause (ii) of Section 6.3(d) shall be made by the Board of Directors of Parent, in good faith, after consultation with its advisors expert in the area of such item or matter, after consultation with the Company and its advisors expert in the area of such item or matter and after consideration of all reasonable strategies identified by the Company or such experts for mitigating such change or effect and the generally accepted accounting principles applicable to the determination of whether a change or effect is probable.




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

     (b) All obligations of the Company to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which the Company would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed in all material respects.

     (c) Parent shall have received the opinion of Altheimer & Gray, counsel for Parent, dated as of the Closing Date, to the effect that the Merger shall be treated for Federal income tax purposes as a reorganization with the meaning of Section 368(a) of the Code, and that Parent and the Company shall each be a party to that reorganization with the meaning of Section 368(a) of the Code.

     (d) Since the date hereof, the Company and the Company Subsidiaries shall not have suffered any change resulting in a Material Adverse Effect on the Company, except (i) that any changes or developments with respect to any matter disclosed in Part V of the Company Disclosure Schedule (and any adverse change resulting therefrom in, or adverse effect thereof on, the business, results of operation, financial condition, properties or assets of the Company or any Company Subsidiary) shall be disregarded for purposes of determining whether the Company has suffered any such change and (ii) that any changes or developments with respect to any item or matter disclosed in the Company Disclosure Schedule (other than in Part V) (and any adverse change resulting therefrom in, or adverse effect thereof on, the business, results of operation, financial condition, properties or assets of the Company or any Company Subsidiary) shall be disregarded for purposes of determining whether the Company has suffered any such change if the probable aggregate adverse change resulting therefrom (determined in accordance with Section 6.3(a)) in, or the probable aggregate adverse effect thereof (determined in accordance with Section 6.3(a)) on, the financial condition of the Company and the Company Subsidiaries taken as a whole is less than or equal to $25,000,000.

     (e) Parent shall have received a "pooling letter" from Arthur Andersen & Co., Parent's independent auditors, dated not earlier than five (5) days prior to the Closing Date to the effect that, subject to customary qualifications and in reliance on the "pooling letter" of Price Waterhouse LLP contemplated by Section 6.2(e), the Merger will be treated as a pooling of interests for accounting purposes.

     (f) Parent shall have received an "Affiliates" agreement contemplated by Section 4.2(d) from each person named in the letter delivered to Parent by the Company pursuant to Section 4.2(d).

     6.4  Closing Deliveries.

     (a) At the Closing, the Company shall cause to be delivered to Parent and Merger Sub all of the following:

          (i) a closing certificate dated the Closing Date and executed on behalf of the Company by a duly authorized officer of the Company to the effect set forth in Sections 6.3(a) and (b) hereof; and





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

          (ii) certified copies of such corporate records of the Company and the Company Subsidiaries and copies of such other documents as Parent or its counsel may reasonably have requested in connection with the consummation of the transaction contemplated hereby.

     (b) At the Closing, Parent shall cause to be delivered to the Company all of the following:

          (i) a closing certificate dated the Closing Date and executed on behalf of Parent by a duly authorized officer of Parent to the effect set forth in Sections 6.2(a) and (b) hereof; and

          (ii) certified copies of such corporate records of Parent and Merger Sub and copies of such other documents as the Company or its counsel may reasonably have requested in connection with the consummation of the transaction contemplated hereby.


ARTICLE VII

TERMINATION/EFFECT OF TERMINATION

     7.1 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time prior to the Effective Time by prompt notice given in accordance with Section 8.4:

     (a) by the mutual written consent of Parent, Merger Sub and the Company (with the approval of their respective Boards of Directors);

     (b) by Parent (with the approval of its Board of Directors) or the Company (with the approval of its Board of Directors) if:

          (i) any Governmental Entity whose approval is required for consummation of the Merger has denied approval of the Merger and such denial has become final and nonappealable (each party agreeing to use all reasonable best efforts to obtain such approval); or

          (ii) the Effective Time shall not have occurred at or before 11:59 p.m. Boston time on September 1, 1995;

provided, however, that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the occurrence of any of the events in clauses (i) or (ii) above;

     (c) by Parent (with the approval of its Board of Directors), by giving written notice of such termination to the Company, if (i) there has been a material breach of any material agreement of the Company herein, such that in the reasonable opinion of Parent, the condition to closing in Section 6.3(b) could not be expected to be satisfied by the termination date contemplated by
Section 7.1(b)(ii) or (ii) there has been a material breach of any material representation or warranty of the Company herein such that, in the reasonable opinion of Parent, the condition to closing in Section 6.3(a) could not be expected to be satisfied by the termination date contemplated by Section 7.1(b)(ii); or

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

     (d) by the Company (with the approval of its Board of Directors), by giving written notice of such termination to Parent, if (i) there has been a material breach of any agreement of Parent or Merger Sub herein, such that in the reasonable opinion of the Company, the condition to closing in Section 6.2(b) could not be expected to be satisfied by the termination date contemplated by Section 7.1(b)(ii), (ii) there has been a material breach of any material representation or warranty of Parent or Merger Sub herein, such that in the reasonable opinion of the Company, the condition to closing in
Section 6.2(a) could not be expected to be satisfied by the termination date contemplated by Section 7.1(b)(ii), (iii) the Company's stockholders do not approve and adopt this Agreement at the Meeting, (iv) the Board of Directors of the Company fails to make, withdraws, or modifies or changes the recommendation referred to in Section 4.2(a)(ii) based on its good faith determination, after consultation with counsel, that making such recommendation, or the failure to withdraw, modify or change such recommendation, could reasonably be deemed a breach of its fiduciary duties under applicable law or (v) the Board of Directors of the Company recommends to the stockholders of the Company an Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is likely to be more favorable, from a financial point of view, to the stockholders of the Company than the Merger.

     7.2 Certain Effects of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereof:

     (a)  except as provided in Section 8.5 hereof and subsections (b) and
(c) of this Section 7.2, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective affiliates, officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, prior to such termination;

     (b) each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

     (c) each party hereto shall continue to abide by the terms of the Confidentiality Agreement notwithstanding any termination of this Agreement.

This Section 7.2 shall survive any termination of this Agreement.









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

ARTICLE VIII

MISCELLANEOUS

     8.1 Non Survival of Representations, Warranties and Agreements. The agreements contained in Articles I and II hereof, Sections 4.2(b) and 4.3(a) hereof, Article V hereof, Section 7.2 hereof and this Article VIII, and, without limitation, by the specific enumeration of the foregoing, each other agreement contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement and which contemplates performance at any time after the Effective Time, shall survive the Merger. None of the representations, warranties or agreements (other than those agreements referred to in the previous sentence of this Section 8.1) contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive the Merger.

     8.2 Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after approval hereof by the stockholders of the Company, but, after such approval by the stockholders of the Company, no amendment shall be made without the further approval of such stockholders if such amendment would violate Section 78 of the MBCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.3 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning the transaction contemplated by this Agreement shall be made only with the prior agreement of the Company and Parent. Notwithstanding the foregoing, Parent and the Company shall use their reasonable efforts to consult with each other with respect to, and agree upon, the text of any press release or other public statement, before issuing any such press release or otherwise making public statements with respect to the transaction contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     8.4 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand by facsimile, or by nationally recognized private courier shall be deemed given on the day of receipt (if such day is a business day or, if such day is not a business day, the next succeeding business day); provided, however, that a notice delivered by facsimile shall only be effective if and when confirmation is received of receipt of the facsimile at the number provided in this Section 8.4. All notices shall be addressed as follows:


If to the Company:

100 Chelmsford Street
Lowell, Massachusetts 01853-3294
Attention:  Chairman and Chief Executive Officer
Fax:  (508) 656-2555

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

with a copy to:

Skadden, Arps, Slate, Meagher & Flom
One Beacon Street
Boston, Massachusetts  01208
Attention:  David T. Brewster, Esq.
Fax:  (617) 573-4822

If to Parent or Merger Sub:

470 Friendship Road, M/S 176-34
Harrisburg, Pennsylvania  17111
Attention:  Corporate Development
Fax:  (717) 780-4433

with a copy to:

Altheimer & Gray
10 South Wacker Drive
Suite 4000
Chicago, Illinois  60606
Attention:  David W. Schoenberg, Esq.
Fax:  (312) 715-4800

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.4.

     8.5  Expenses; Transfer Taxes; Certain Payments.

     (a) Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses, except that (a) the filing fee in connection with the filing of the Registration Statement or the Proxy Statement - Prospectus with the SEC (other than the portion of such filing fee allocable to the shares of Parent Common to be issued following the Merger with respect to the outstanding Company Options or Company restricted stock, unit, PCDU or any similar executive compensation awards which portion shall be borne by Parent) and (b) the expenses incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement - Prospectus shall be shared equally by the Company and Parent.

     (b) So long as Parent and Merger Sub shall have not breached their obligations hereunder, if this Agreement is terminated by the Company pursuant to clause (v) of Section 7.1(d) hereof (it being hereby agreed that, if the Board of Directors of the Company recommends to the stockholders of the Company an Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is likely to be more favorable, from a financial point of view, to the stockholders of the Company than the Merger, this Agreement shall be deemed to have been terminated by the Company pursuant to clause (v) of 7.1(d) hereof effective as of the date of such recommendation without any


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

further action by the Company), the Company shall promptly, but in no event later than two (2) business days after such termination, pay Parent a fee of $11,000,000, which amount shall be payable by wire transfer of same day funds. If the Company fails to promptly pay the amount due pursuant to this
Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for all or a substantial portion of the fee set forth in this Section 8.5(b), the Company shall pay to Parent and Merger Sub their costs and expenses (including reasonable attorneys' fees) in connection with such suit.

     8.6 Entire Agreement; Representations and Warranties. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, schedule and the Company Disclosure Schedule, shall be considered incorporated into this Agreement. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement.

     8.7 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the respective Boards of Directors, may to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any the terms, covenants or conditions contained herein. Notwithstanding anything herein to the contrary, the failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     8.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     8.9 Severability. The invalidity or unenforceability of any provision of this Agreement or portion of a provision shall not affect the validity or enforceability of any other provision of this Agreement or the remaining portion of the applicable provision.

     8.10 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the Commonwealth of Massachusetts applicable to contracts made in that Commonwealth.


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

     8.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Except as expressly provided herein (including, without limitation, in Article II hereof and Sections 5.3 and 5.4 hereof), nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

     8.12 Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

     8.13 Governmental Reporting. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Entity in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

     8.14 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in the Commonwealth of Massachusetts. The Company, Parent and Merger Sub each agree to the exclusive jurisdiction of any state or Federal court within the City of Boston, Massachusetts, having subject matter jurisdiction, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it at its address as set forth in Section 8.4 hereof, and service so made shall be deemed to be completed when received. The Company, Parent and Merger Sub each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this Section 8.14 shall affect the right of the Company or Parent to serve legal process in any other manner permitted by law.

     8.15 Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term                                 Where Found

Agreement                                    Preamble
Alternative Proposal                         5.2
Articles of Merger                           1.2
CERCLA                                       3.2(o)(ii)
Certificates                                 2.2(b)
Closing                                      1.6
Closing Date                                 1.6
Code                                         Recitals
Company                                      Preamble
Company Common                               2.1
Company Disclosure Schedule                  3.1
Company ERISA Affiliate                      3.3(l)(iii)
Company Option                               2.1(e)
Company Plans                                3.3(l)(i)
Company Stockholders                         2.2(a)


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

Company Stock Option Plans                   2.1(e)
Company Subsidiary                           3.3(a)
Company's SEC Documents                      3.3(h)
Confidentiality Agreement                    4.2(b)
Dissenting Stock                             2.1(d)
Effective Time                               1.2
Environmental Laws                           3.2(n)(ii)
Environmental Permits                        3.2(n)(ii)
ERISA                                        3.2(k)
Exchange Act                                 3.2(g)
Exchange Agent                               2.2(a)
Exchange Fund                                2.2(a)
Fairness Opinion                             3.3(t)
Final Parent Stock Price                     2.4
GAAP                                         3.2(g)
Governmental Entity                          3.2(d)
Hazardous Materials                          3.2(o)(ii)
HSR Act                                      3.2(d)
Indemnifiable Claim                          5.3(a)
Indemnified Person(s)                        5.3(a)
Material Adverse Effect                      3.2(b) and 3.3(b)
MBCL                                         Recitals
Meeting                                      2.1(d)
Merger                                       Recitals
Merger Consideration                         2.1(c)
Merger Sub                                   Preamble
NYSE                                         5.1(b)
Parent                                       Preamble
Parent Common                                2.1(c)
Parent Disclosure Schedule                   3.1
Parent's SEC Documents                       3.2(g)
Proxy Statement - Prospectus                 5.1(a)
Registration Statement                       3.2(d)
Regulatory Approvals                         3.2(d)
Release                                      3.2(o)(ii)
Return(s)                                    3.2(j)(i)
Rights                                       3.3(c)
Rights Agreement                             3.3(c)
SEC                                          3.2(d)
Securities Act                               3.2(d)
Stock Option Agreement                       3.3(c)(i)
Surviving Corporation                        1.1
Tax(es)                                      3.2(j)(i)

     8.16 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     8.17 Interpretation. Whenever the term "including" is used in this Agreement it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. All joint obligations herein shall be deemed to be joint and several whether specifically so specified.



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

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PARENT:
AMP INCORPORATED

By: /s/ William J. Hudson
William J. Hudson
Chief Executive Officer and President

ATTEST:
[seal]

 /s/ David F. Henschel
David F. Henschel
Secretary



MERGER SUB:
AMP MERGER CORP.

By: /s/ Howard S. Harris
Howard S. Harris
President

ATTEST:
[seal]

 /s/ David W. Schoenberg
David W. Schoenberg
Clerk and Assistant
  Treasurer



THE COMPANY:
M/A-COM, INC.

By: /s/ Thomas A. Vanderslice
Thomas A. Vanderslice
Chairman of the Board, President and Chief Exective Officer

ATTEST:
[seal]

 /s/ Stephen P. Zezima
Stephen P. Zezima
Assistant Treasurer








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